                                                               Exhibit (a)(1)(W)

                       IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT FOR OHIO
                                EASTERN DIVISION

------------------------------------------------X
                                                :
NCS HEALTHCARE, INC.,                           :  CASE NO. 1:02CV1635
                           Plaintiff,           :  JUDGE PAUL R. MATIA
                  -vs.-                         :
                                                :  REPLY AFFIRMATION OF HUGH  E.
OMNICARE, INC.,                                 :  MCKAY, ESQ. IN SUPPORT OF
                           Defendant.           :  DEFENDANT'S MOTION TO DISMISS
                                                :  -----------------------------
------------------------------------------------X

         Hugh E. McKay, an attorney duly admitted to practice law in the State of Ohio, hereby affirms the following under penalties of perjury:

         1. I am a member of the law firm Porter, Wright, Morris & Arthur LLP, attorneys for defendant Omnicare, Inc. ("Omnicare"). I submit this affirmation in further support of Omnicare's Motion to Dismiss the Amended Complaint.

         2. Attached hereto as Exhibit 1 is a true and correct copy of Amendment No. 1 to Omnicare's Form TO filed with the SEC on August 9, 2002 enclosing the August 8, 2002 letter from Joel F. Gemunder to the NCS Board of Directors.

         3. Attached hereto as Exhibit 2 are true and correct copies of Amendment No. 5 to NCS's Schedule 14D-9 and Amendment No. 16 to Omnicare's Form TO, both filed with the SEC on October 7, 2002.

Dated: October 15, 2002                    /s/ Hugh E. McKay
       Cleveland, Ohio                     ------------------------------------
                                           Hugh E. McKay (#0023017)
                                           PORTER, WRIGHT, MORRIS, & ARTHUR LLP
                                           925 Euclid Avenue, Suite 1700
                                           Cleveland, OH 44115-1483
                                           (216) 443-9000
                                           hmckay@porterwright.com

                       IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT FOR OHIO
                                EASTERN DIVISION

--------------------------------------------------------X
                                                        :
NCS HEALTHCARE, INC.,                                   :
                           Plaintiff,                   :
                  -vs.-                                 :   CASE NO. 1: 02CV1635
OMNICARE, INC.,                                         :
                           Defendant.                   :
                                                        :
--------------------------------------------------------X


                  REPLY MEMORANDUM OF LAW IN FURTHER SUPPORT OF
            OMNICARE'S MOTION TO DISMISS THE FIRST AMENDED COMPLAINT

                                TABLE OF CONTENTS

PRELIMINARY STATEMENT..........................................................1
ARGUMENT.......................................................................1
   A. Omnicare's August 8, 2002 Letter Did Not Create
      A "Due Diligence" Condition To The Tender Offer..........................1
   B. NCS's Claims Are Moot....................................................4
   C. NCS Never Alleges That It Was Interested In Serious
      Negotiations With Omnicare...............................................7
   D. NCS Fails To Allege Materiality..........................................8
   E. NCS Has Failed To Plead Facts Supporting An Inference
      Of Scienter..............................................................9
CONCLUSION....................................................................10

                              TABLE OF AUTHORITIES

Cases
-----
Adams v. Standard Knitting Mills, Inc., 623 F.2d 422 (6th Cir. 1980).....................................9

Bovee v. Coopers & Lybrand C.P.A., 272 F.3d 356 (6th Cir. 2001)..........................................5

Clearfield Bank & Trust Co. v. Omega Fin. Corp., 65 F. Supp.2d 325
  (W.D. Pa. 1999).....................................................................................4, 5

In re Comshare, Inc. Sec. Litig., 183 F.3d 542 (6th Cir. 1999)..........................................10

Conn. Nat'l Bank v. Fluor Corp., 808 F.2d 957 (2d Cir. 1987).............................................9

I. Meyer Pincus & Assocs. v. Oppenheimer & Co., Inc., 936 F.2d 759
  (2d Cir. 1991).........................................................................................5

Kennecott Copper Corp. v. Curtiss-Wright Corp., 584 F.2d 1195 (2d Cir. 1978)..........................3, 8

Kramer v. Time Warner, Inc., 937 F.2d 767 (2d Cir. 1991).................................................5

Mangie v. N. City Travel, 725 F. Supp. 934 (N.D. Ohio 1989)..............................................5

Pennwalt Corp. v. Centaur Partners, Nos. 88-5146, 88-9422,
  1989 WL 11263 (E.D. Pa. Feb. 10, 1989).................................................................4

Ronson Corp. v. Liquifin Aktiengesellschaft, 370 F. Supp. 597 (D.N.J. 1974), aff'd
  479 F.2d 394 (3d Cir. 1974)............................................................................5

Sedighim v. Donaldson, Lufkin & Jenrette, Inc., 167 F. Supp.2d 639
  (S.D.N.Y. 2001)........................................................................................2

Sogevalor, SA v. Penn Cent. Corp., 771 F. Supp. 890 (S.D. Oh. 1991)......................................9

Vestcom Int'l v. Chopra, 114 F. Supp.2d 292 (D.N.J. 2000).............................................6, 7


Statutes
--------

15 U.S.C. 'SS' 78(u)-4................................................................................8, 9


Rules
-----

Federal Rule of Civil Procedure 9..................................................................1, 8, 9

Federal Rule of Civil Procedure 12.......................................................................1

         Defendant Omnicare, Inc. ("Omnicare"), by its undersigned counsel, submits this Reply Memorandum of Law in Further Support of its Motion to Dismiss the First Amended Complaint ("Am. Cplt.") pursuant to Federal Rules of Civil Procedure 12(b)(1) and 12(b)(6).

                              PRELIMINARY STATEMENT

         The opposition brief of plaintiff NCS HealthCare, Inc. ("NCS") fails to confront the central flaws of the First Amended Complaint. First, the only conditions to a tender offer are those set forth in the offer itself; thus, Omnicare could not impose an undisclosed condition even if it wanted to. Second, Omnicare's August 8 letter -- the document that NCS claims establishes the "undisclosed" due diligence condition -- was fully and publicly disclosed by Omnicare in tender offer amendments and any possible claim for injunctive relief under the Williams Act is therefore moot. Third, NCS wholly ignores the pleading requirements of the Private Securities Litigation Reform Act ("PSLRA") and Fed.
R. Civ. P. 9(b); most notably, although NCS claims that Omnicare misled NCS shareholders into believing that NCS had not been interested in serious negotiations with Omnicare, the First Amended Complaint conspicuously fails to allege specific facts demonstrating that NCS was in fact interested in such negotiations. For these reasons, the First Amended Complaint must be dismissed.

                                    ARGUMENT

A. OMNICARE'S AUGUST 8, 2002 LETTER
   DID NOT CREATE A "DUE DILIGENCE"
   CONDITION TO THE TENDER OFFER
   --------------------------------

         The August 8, 2002 letter from Omnicare's president to the NCS board of directors regarding Omnicare's continued interest in negotiating a definitive merger agreement with NCS creates no due diligence condition to Omnicare's tender offer.(1) Although NCS quotes selective excerpts from the letter,(2) the full text makes clear that Omnicare's request for limited due diligence applied only to a negotiated merger transaction which could contain different terms regarding structure, price and conditions, not to Omnicare's tender offer. The letter provides:

         [W]e would prefer to work together with NCS to complete a transaction that provides the greatest value to NCS and its stockholders, as well as NCS bondholders and other creditors. As we have already stated, we are willing to discuss all aspects of our offer, including structure, price and type of consideration. We also are willing to execute a merger agreement substantially identical to the NCS/Genesis Merger
         Agreement. . . . In essence, we are offering a significant premium to the Genesis transaction and are willing to agree to the merger agreement you have already negotiated with Genesis without the provisions which preclude the acceptance of superior third-party proposals.

         We believe that we could consummate a negotiated transaction very quickly. Most of the conditions to our tender offer would be satisfied if we are able to negotiate a transaction with NCS, other than those customary conditions that already are included in the NCS/Genesis Merger Agreement. Although we need to complete confirmatory due diligence, we are confident that our diligence review can be completed in a matter of days if we are provided with reasonable access to certain customary non-public information regarding NCS, which we expect was made available to Genesis.

McKay Reply Aff., Ex. 1 (emphasis added).



------------------------------------

       (1) Amendment No. 1 to Omnicare's Form TO attaching the August 8, 2002 letter, filed with Securities and Exchange Commission ("SEC") on August 9, 2002, is annexed to the Affirmation of Hugh E. McKay, sworn to October 15, 2002 ("McKay Reply Affirmation" or "McKay Reply Aff."), as Exhibit 1. For the first time in its opposition brief -- dated September 30, 2002 ("NCS Memorandum" or "NCS Mem.") -- NCS claims that the August 8, 2002 letter also created a "negotiation" requirement.

       (2) NCS's attempt to isolate one portion of the August 8, 2002 letter without considering the balance of the letter is improper. See, e.g., Sedighim
v. Donaldson, Lufkin & Jenrette, Inc., 167 F. Supp.2d 639, 649 (S.D.N.Y. 2001) ("Adequacy of disclosure is not assessed by looking at a single sentence in a vacuum.").

         Indeed, the tender offer's Offer to Purchase itself, on the very first page, specifically discloses Omnicare's intention to continue its attempts to negotiate a merger agreement with NCS:

         OMNICARE IS SEEKING TO NEGOTIATE WITH [NCS] WITH RESPECT TO THE ACQUISITION OF [NCS] BY OMNICARE OR PURCHASER. OMNICARE AND PURCHASER RESERVE THE RIGHT TO . . . NEGOTIATE A MERGER AGREEMENT WITH [NCS] THAT
         DOES NOT INVOLVE A TENDER OFFER. . . .

Am. Cplt., Ex. A at 1 (emphasis in original). Thus, the Offer to Purchase, by its very terms, makes clear that Omnicare's attempts to negotiate a merger with NCS are separate and distinct from its tender offer.

         Moreover, even if Omnicare had intended to create a new due diligence condition, the August 8, 2002 letter simply could not have done so as a legal matter. All conditions to a tender offer must be set forth in the tender offer itself. Once the conditions set forth in the offer are satisfied, Omnicare is contractually obligated to consummate the offer. As numerous courts have recognized, Congress's intent was to make tender offers binding upon the offeror once the offer's conditions were met:

         The offer normally consists of a bid by an individual or group to buy shares of a company usually at a price above the current market price. Those accepting the offer are said to tender their stock for purchase. The person making the offer obligates himself to purchase all or a specified portion of the tendered shares if certain specified conditions are met.

Kennecott Copper Corp. v. Curtiss-Wright Corp., 584 F.2d 1195, 1206 (2d Cir.
1978) (quoting H.R. Rep. No. 1711, 90th Congress, 2d Sess., reprinted in (1968) U.S. Code Cong. & Admin. News, pp. 2811, 2811) (emphasis added). There can be no "undisclosed conditions," for if a condition is not disclosed and specified in the tender offer documents, the condition has no effect and, in fact, is not truly a condition to the offer at all.

         NCS does not directly address this point but instead incorrectly attempts to analogize this case to Clearfield Bank & Trust Co. v. Omega Fin. Corp., 65 F. Supp.2d 325 (W.D. Pa. 1999). In Clearfield, defendant Omega made a tender offer to purchase shares of the target, Clearfield. The tender offer was conditioned on the Clearfield shareholders' rejection of an existing merger agreement and required the shareholders to vote against that proposal and exercise their appraisal rights as a condition of tendering their shares to Omega. However, as Clearfield correctly pointed out in its Williams Act complaint, it would have been impossible for shareholders both to exercise appraisal rights and to tender their shares to Omega. In addition, Omega failed to disclose that its tender offer required regulatory approval or that Omega had yet even to file for such approval.

         Clearfield has no relevance to this case. NCS cannot and does not allege that Omnicare is concealing a legal or regulatory condition to its offer, such as the inability of dissenting shareholders to tender shares or the requirement of regulatory approval. Rather, NCS argues (incorrectly) that Omnicare has itself created an additional condition -- due diligence -- and then failed to disclose it. But because, as discussed above, Omnicare cannot create undisclosed conditions, this purported due diligence "condition" (unlike the condition in Clearfield) simply does not exist and NCS's argument fails.

B. NCS'S CLAIMS ARE MOOT
   ---------------------

         NCS's claim of an undisclosed condition is also moot. First, Omnicare publicly disclosed the August 8, 2002 letter that NCS claims created the purported due diligence condition. On August 9, 2002, Omnicare filed Amendment No. 1 to the Offer to Purchase with the SEC and attached the August 8, 2002 letter in its entirety. McKay Reply Aff., Ex. 1. Everything the August 8, 2002 letter said about Omnicare's request for due diligence was thus fully disclosed in that amendment. Because "the sole purpose behind the Williams Act is to provide adequate information for the shareholder to make a rational business decision," Pennwalt Corp. v. Centaur Partners, Nos. 88-5146, 88-9422, 1989 WL 11263, *2 (E.D. Pa.
Feb. 10, 1989), NCS's disclosure claim (to the extent it ever existed) became moot as soon as Omnicare filed Amendment No. 1. See also Ronson Corp. v. Liquifin Aktiengesellschaft, 370 F. Supp. 597, 602 (D.N.J. 1974), aff'd 497 F.2d 394 (3d Cir. 1974) (tender offeror may rely on amendments to satisfy Section 14(e)).

         Second, on August 27, 2002, Omnicare sent another letter to NCS, which was also filed publicly with the SEC as Amendment No. 8 to the offer, reiterating the fact that Omnicare's tender offer is not conditioned on due diligence.(3) NCS claims that, even if this letter did cure the alleged deficiencies in the offer, this Court should still enjoin the offer because the August 27, 2002 letter does not specifically refer to the earlier August 8, 2002 letter. NCS Mem. at 12. Again, NCS mistakenly relies on Clearfield, 65 F. Supp.2d 325 (W.D. Pa. 1999). But in Clearfield, the court enjoined a shareholder



------------------------------------

         (3) NCS argues that this Court may not consider the August 27, 2002 letter in deciding this motion to dismiss. However, when determining whether a claim is moot, thus depriving a court of subject matter jurisdiction over that claim, "[i]t is settled that a court may examine materials outside the Complaint to determine whether subject matter jurisdiction exists." Mangie v. N. City Travel, 725 F. Supp. 934, 935 (N.D. Oh. 1989) (citations omitted). In addition, in Bovee v. Coopers & Lybrand C.P.A., 272 F.3d 356 (6th Cir. 2001), the Sixth Circuit held that a court may consider the full text of SEC filings, prospectuses, analysts' reports and statements integral to the complaint, even if not attached, when deciding a motion to dismiss. See id. at 360-361; see also
I. Meyer Pincus & Assocs. v. Oppenheimer & Co., Inc., 936 F.2d 759, 762 (2nd Cir. 1991) (court considered prospectus despite the fact that prospectus was not attached to complaint and complaint contained only limited quotations from the prospectus); Kramer v. Time Warner, Inc, 937 F.2d 767, 774 (2nd Cir. 1991) (court may consider documents filed with SEC because they are "the very documents that are alleged to contain the various misrepresentations or omissions").


                                              continued on the following page...

meeting to approve a merger where the tender offer encouraged shareholders to do two things they could not possibly do -- exercise dissenters' right of appraisal and tender their shares. The court found that the offeror's follow-up letter did not sufficiently cure the misrepresentation because it did not explain that a dissenting shareholder would not be able to later tender shares. In contrast, the August 28, 2002 letter clearly states that there is no due diligence condition, and there is no possible need for further disclosure.

         The mootness of the First Amended Complaint was recently driven home even more pointedly by the fact that on October 6, 2002, Omnicare delivered a signed merger agreement to NCS for the acquisition of NCS at a price of $3.50 per share. The signed merger agreement contains no due diligence condition. This, too, was disclosed publicly by both Omnicare and NCS. See McKay Reply Aff., Ex. 2.(4)

         Recognizing the baselessness of its disclosure claims, NCS asserts that if Omnicare violated the Williams Act, Omnicare should not be allowed to "get away with it" even if there is no longer any "undisclosed" due diligence condition. NCS Mem. at 13. However, courts have squarely rejected this argument. For example, in Vestcom International, Inc. v. Chopra, 114 F. Supp.2d 292 (D.N.J. 2000), plaintiff argued that the defendants' amended filing under
Section 13(d) of the Securities Exchange Act of 1934 did not moot its claim because the historic fact of the prior violation was material and should have been disclosed by defendant. In other words, plaintiff claimed that "it is a material fact that defendants were such scoundrels as to willingly, if briefly, violate the


------------------------------------
....continued from the preceding page
securities laws." Id. at 299. The court rejected this argument because once the informative purpose of the securities laws is satisfied by an amendment, injunctive relief is inappropriate. See id. The court added that "[p]laintiff cannot avoid the mootness problem by claiming that defendants' filing remains false until they admit their prior, alleged wrongdoing." Id. at 300. The court further noted that, in hotly contested takeover bids (like this one), there is no doubt that the plaintiff will "fully apprise anyone who will listen of defendants' alleged iniquities." Id. at 299-300.

         Here, even assuming NCS could allege that there was at one time some due diligence condition to the tender offer (which it cannot), there is clearly not one now. Both the August 8 letter (containing the purported condition) and the August 27 letter (disavowing the existence of a due diligence condition) have been disclosed. In addition, as of October 6, 2002, not even Omnicare's proposal to negotiate a merger is subject to a request for due diligence. Accordingly, NCS's "due diligence" claims (if they ever existed) are moot and must be dismissed.

C. NCS NEVER ALLEGES THAT IT WAS INTERESTED
   IN SERIOUS NEGOTIATIONS WITH OMNICARE
   -----------------------------------------

         NCS next claims that Omnicare's Offer to Purchase is false and misleading because it misleads "NCS shareholders into believing that NCS had not been interested in serious negotiations with Omnicare" (Am. Cplt., [p][p] 25, 27, 30, 34, 37), and "creates the misleading impression that NCS was never interested in a deal with Omnicare for the purpose of undermining NCS's credibility with its own shareholders


------------------------------------
....continued from the preceding page


         (4) Amendment No. 5 to the NCS Schedule 14D-9 and Amendment No. 16 to Omnicare's

                                              continued on the following page...

and hiding Omnicare's true motives." NCS Mem. at 13-14. The fatal flaw in this position, however, is that NCS never once alleges specific facts demonstrating that it is or was in fact "interested in serious negotiations with Ominicare" as required by the PSLRA. See 15 U.S.C. 'SS' 78u-4(b)(1) (plaintiff must state with particularity all facts demonstrating its claims); see also Fed. R. Civ.
P. 9(b). Indeed, NCS's opposition brief does not identify a single fact supporting the basic premise of its claim. That is because there is none; the First Amended Complaint is devoid of any specific factual allegations that NCS ever made an offer to Omnicare in response to the numerous instances referred to in the First Amended Complaint where Omnicare made specific proposals, or that NCS ever pursued serious negotiations with Omnicare.

D. NCS FAILS TO ALLEGE MATERIALITY
   -------------------------------

         When faced with the task of articulating how the purported omissions and representations in the offer are in fact material, NCS sets forth the well-established standard for materiality, but fails to satisfy it. Specifically, NCS's explanation of why the omission of (1) the purported "due diligence" condition, and (2) the fact that "the delay in negotiating the confidentiality agreement" was allegedly Omnicare's fault are material, misses the mark. NCS Mem. at 15. According to NCS, these facts affect shareholders' ability to assess "Omnicare's motives and commitment to completing the tender offer." Id. But Omnicare's "motives and commitment" are immaterial, for there are no conditions to the offer, such as financing contingencies, that would permit Omnicare to


------------------------------------
....continued from the preceding page


Form TO, both filed with the SEC on October 7, 2002 are annexed to the McKay Reply Affirmation collectively as Exhibit 2.

withdraw even if its motivation or commitment flagged. Regardless of its "motives" for the offer and its "commitment" to its completion, Omnicare is bound to complete the tender offer so long as all of the conditions contained in the offer are met. See Kennecott Copper Corp., 584 F.2d at 1206. As a result, the only facts material to a rational NCS shareholder are the price of the Omnicare offer and the inferior price being offered by Genesis.

E. NCS HAS FAILED TO PLEAD FACTS
   SUPPORTING AN INFERENCE OF SCIENTER
   -----------------------------------

         Finally, the First Amended Complaint fails to plead any facts supporting an inference of scienter.(5) Despite its recognition that a plaintiff bringing a claim under Section 14(e) of the Securities Exchange Act of 1934 must plead an "intent to deceive," Adams v. Standard Knitting Mills, Inc., 623 F.2d 422, 431 (6th Cir. 1980) (finding no scienter and holding that "[t]he absence of an intent to deceive is fatal to plaintiff's claim"), NCS still fails to point to any fact to support an inference of scienter here. Indeed, NCS offers little more than its own repeated assertions that "the only reasonable inference" to be drawn is that Omnicare "intended" to mislead NCS stockholders. NCS Mem. at 16-17. These conclusory allegations cannot suffice; NCS must "provide at least a minimum factual basis for [its] conclusory allegations of scienter." Conn. Nat'l Bank v. Fluor Corp., 808 F.2d 957, 962 (2d Cir. 1987); see also Sogevalor, SA v. Penn Cent.


------------------------------------

         (5) NCS suggests that because the First Amended Complaint seeks only equitable relief, it need not satisfy the heightened pleading standards of the PSLRA. NCS Mem. at 16. NCS ignores the fact, however, that in addition to seeking an injunction, it seeks "such further and/or additional relief as the Court deems fair and equitable." Id. This would include money damages, and thus NCS is indeed required to plead sufficient facts to create a strong inference that Omnicare acted with fraudulent intent. See 15 U.S.C. 'SS' 78u-4(b)(2). Moreover, and in any event, both the PSLRA and Fed. R. Civ. P. 9(b) require that NCS state the facts on which allegations are based with particularity, and NCS has not done so.

Corp., 771 F. Supp. 890, 896 (S.D. Oh. 1991) ("Merely using the words `intended' and `aware' in . . . the amended complaint does not satisfy plaintiff's obligation to plead scienter."). In effect, NCS asserts that because representations were allegedly false or misleading, the makers of the representations must have intended to deceive. Such a sweeping inference would effectively eliminate scienter as a separate element and is flatly inconsistent with the heightened pleading required under the PSLRA. See In re Comshare, Inc. Sec. Litig., 183 F.3d 542, 551 (6th Cir. 1999). Accordingly, the First Amended Complaint must be dismissed for this reason, as well.

                                   CONCLUSION

         For all of the foregoing reasons, the First Amended Complaint must be dismissed.

Dated:  October 15, 2002                    /s/ Hugh E. McKay
        Cleveland, Ohio                    ------------------------------------
                                           Hugh E. McKay (#0023017)
                                           PORTER, WRIGHT, MORRIS, & ARTHUR LLP
                                           925 Euclid Avenue, Suite 1700
                                           Cleveland, OH  44115-1483
                                           (216) 443-9000
                                           hmckay@porterwright.com


Of Counsel:

Robert C. Myers
Seth C. Farber
James P. Smith III
David F. Owens
Melanie R. Moss
DEWEY BALLANTINE LLP
1301 Avenue of the Americas
New York, New York  10019-6092
Telephone:  (212) 259-8000

                CERTIFICATE OF COMPLIANCE WITH Local Rule 7.1(g)

         I, HUGH E. MCKAY, hereby certify that the above-captioned case has been assigned to the expedited track. I further certify that the Reply Memorandum in Support of Omnicare's Motion to Dismiss complies with the 10-page limit of Local Rule 7.1(g).



                                        /s/ Hugh E.McKay
                                        ----------------------------------------
                                        Hugh E. McKay (#0023017)
                                        One of the Attorneys for Omnicare, Inc.




                             CERTIFICATE OF SERVICE

         I hereby certify that a true and correct copy of the Reply Memorandum of Law in Support of Omnicare's Motion to Dismiss the First Amended Complaint was filed electronically on the 15th day of October, 2002. Notice of this filing will be sent to all parties by operation of the Court's electronic filing system. Parties may access this filing through the Court's system.


                                        /s/ Hugh E. McKay
                                        ----------------------------------------
                                        Hugh E. McKay (#0023017)
                                        One of the Attorneys for
                                        Defendant Omnicare, Inc.